Exhibit 99.1

Contact:	Justin Cressall
Treasurer
(441) 298-0753

PLATINUM UNDERWRITERS HOLDINGS, LTD. REPORTS

FIRST QUARTER 2005 FINANCIAL RESULTS

HAMILTON, BERMUDA, APRIL 27, 2005 – Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today reported results for the first quarter ended March 31, 2005.

Highlights for the quarter are as follows:

•	Net income was $73.1 million.

•	Basic and diluted net income per common share was $1.69 and $1.49, respectively.

•	Net premiums written were $493.8 million and net premiums earned were $411.0 million.

•	GAAP combined ratio was 84.5%.

•	Net investment income was $26.9 million.

Net premiums written for Platinum’s Property and Marine, Casualty and Finite Risk segments for the quarter ended March 31, 2005 were $185.0 million, $215.7 million and $93.1 million, respectively, representing 37.5%, 43.7% and 18.8%, respectively, of the total net premiums written. Combined ratios for these segments were 70.0%, 92.6% and 88.6%, respectively.

As of March 31, 2005 total assets were $3.66 billion. Total assets increased $242.5 million (or 7.1%) from $3.42 billion as of December 31, 2004. Cash and fixed maturity investments were $2.58 billion as of March 31, 2005. Cash and fixed maturity investments increased $128.1 million (or 5.2%) from $2.46 billion as of December 31, 2004.

As of March 31, 2005 shareholders’ equity was $1.17 billion and book value per share was $27.12. Shareholders’ equity increased $40.1 million (or $0.82 per share) from $1.13 billion (or $26.30 per share) as of December 31, 2004; an increase of 3.5%.

Steven H. Newman, Chairman of the Board, commented: “We had record net income in the first quarter. Strong underwriting earnings were generated by the disciplined underwriting standards we have applied to all our business since our inception.”

Gregory Morrison, Chief Executive Officer, commented: “First quarter results were excellent. Earnings were strong and a successful January 1 renewal season led to premium growth. Our combined ratio benefited from good claims experience this quarter and continued profit emergence from business written in the past.”

The results for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004, are as follows:

•	Net premiums written increased $13.7 million (or 2.9%). Net premiums earned rose by $90.0 million (or 28.0%).

•	The GAAP combined ratio increased by 1.4 percentage points.

•	Net investment income increased $9.4 million (or 53.9%).

•	Net income increased $18.3 million (or 33.3%).

•	Diluted net income per common share increased $0.39 (or 35.5%).

Compared to the quarter ended March 31, 2004, net premiums written increased by $13.8 million (or 8.0%) for Platinum’s Property and Marine segment and $8.2 million (or 9.7%) for the Finite Risk segment. Net premiums written decreased by $8.3 million (or 3.7%) for the Casualty segment.

2005 Guidance
Based on the results of the quarter ended March 31, 2005, in the absence of any unusual catastrophe activity and including an estimate of the cost of completing the plan to have Platinum’s financial strength rating of A (Excellent) affirmed by A.M. Best, Platinum estimates that for 2005 its net premiums written and net premiums earned will be approximately $1.6 billion and its GAAP combined ratio will be approximately 92%. Platinum will not provide guidance on its invested assets pending completion of the plan to affirm its A.M. Best rating, and the previously issued guidance with respect to invested assets is withdrawn. On this basis, Platinum now projects that earnings for 2005 will exceed $4.00 per diluted common share based on estimated weighted average diluted shares outstanding of 47 million. This estimate reflects the issuance of common shares pursuant to the equity security units in the fourth quarter.

Financial Supplement
Platinum has posted a financial supplement on the Financial Reports page of the Investor Relations section of its website (Financial Supplement). The financial supplement provides additional detail regarding Platinum’s financial performance and that of its various business segments.

Teleconference
Platinum will host a teleconference to discuss its financial results on Thursday, April 28 at 8:00 am Eastern Time (ET). The call can be accessed by dialing 877-502-9276 (US callers) or 913-981-5591 (international callers) or in a listen-only mode via the Investor Relations section of Platinum’s website at www.platinumre.com. Those who intend to access the teleconference should register at least ten minutes in advance to ensure access to the call.

The teleconference will be recorded and a replay will be available from 11:00 am ET on Thursday, April 28 until midnight ET on Thursday, May 5. To access the replay by telephone, dial 888-203-1112 (US callers) or 719-457-0820 (international callers) and specify passcode 6743189. The teleconference will also be archived on the Investor Relations section of Platinum’s website at www.platinumre.com for the same period of time .

Non-GAAP Financial Measures

In presenting the Company’s results, management has included and discussed certain non-GAAP financial measures including underwriting income (or loss) and related underwriting ratios. Management believes these measures, which are used to monitor the results of operations, allow for a more complete understanding of the underlying business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (GAAP).

About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis. Platinum operates through its principal subsidiaries in Bermuda, the United States and the United Kingdom. The Company has a financial strength rating of A (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. These uncertainties and risks include, but are not limited to, conducting operations in a competitive environment; our ability to maintain our A.M. Best Company rating; significant weather-related or other natural or man-made disasters over which the Company has no control; the effectiveness of our loss limitation methods and pricing models; the adequacy of the Company’s liability for unpaid losses and loss adjustment expenses; the availability of retrocessional reinsurance on acceptable terms; our ability to maintain our business relationships with reinsurance brokers; general political and economic conditions, including the effects of civil unrest, war or a prolonged U.S. or global economic downturn or recession; the cyclicality of the property and casualty reinsurance business; market volatility and interest rate and currency exchange rate fluctuation; tax, regulatory or legal restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally; and changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.

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Platinum Underwriters Holdings, Ltd.
Consolidated Statements of Income and Comprehensive Income
For the Quarter Ended March 31, 2005 and 2004 (Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31, 2005	March 31, 2004
Revenues
Net premiums earned	$411,040	$321,042
Net investment income	26,905	17,484
Net realized capital gains	372	452
Other income (loss)	(356)	511

Total revenues	437,961	339,489

Expenses
Losses and loss adjustment expenses	237,698	161,969
Acquisition expenses	93,249	88,921
Other underwriting expenses	16,607	15,804
Corporate expenses	3,401	2,970
Net foreign currency exchange losses (gains)	1,798	(866)
Interest expense	2,173	2,306

Total expenses	354,926	271,104

Income before income tax expense	83,035	68,385
Income tax expense	9,947	13,571

Net income	$73,088	$54,814

Basic
Weighted average shares outstanding	43,163	43,143
Basic earnings per share	$1.69	$1.27
Diluted
Weighted average shares outstanding	50,032	50,984
Diluted earnings per share	$1.49	$1.10
Comprehensive income
Net income	$73,088	$54,814
Other comprehensive income (loss), net of tax	(34,620)	19,144

Comprehensive income	$38,468	$73,958

Platinum Underwriters Holdings, Ltd.
Condensed Consolidated Balance Sheets
As of March 31, 2005 and December 31, 2004
($ in thousands, except per share data)

	March 31, 2005	December 31, 2004
	(Unaudited)
Assets
Investments and cash and cash equivalents	$2,584,928	$2,456,868
Receivables	638,283	580,048
Accrued investment income	27,127	23,663
Reinsurance balances (prepaid and recoverable)	15,783	4,892
Deferred acquisition costs	149,555	136,038
Funds held	222,791	198,048
Other assets	26,049	22,438

Total assets	$3,664,516	$3,421,995

Liabilities
Unpaid losses and loss adjustment expenses	$1,507,158	$1,380,955
Unearned premiums	589,795	502,423
Debt obligations	137,500	137,500
Commissions payable	172,224	181,925
Other liabilities	84,763	86,189

Total liabilities	2,491,440	2,288,992
Total shareholders’ equity	1,173,076	1,133,003

Total liabilities and shareholders’ equity	$3,664,516	$3,421,995

Book value per share	$27.12	$26.30

Platinum Underwriters Holdings, Ltd.
Segment Reporting
For the Three Months Ended March 31, 2005 and 2004 (Unaudited)
($ in thousands)

	Property		Finite
	and Marine	Casualty	Risk	Total
Three Months Ended March 31, 2005
Segment underwriting results
Net premiums written	$185,049	215,669	93,081	$493,799
Net premiums earned	128,197	184,768	98,075	411,040

Losses and loss adjustment expenses	60,040	118,438	59,220	237,698
Acquisition expenses	21,989	45,202	26,058	93,249
Other underwriting expenses	7,723	7,313	1,571	16,607

Total underwriting expenses	89,752	170,953	86,849	347,554

Segment underwriting income	$38,445	13,815	11,226	63,486

Net investment income				26,905
Net realized capital gains				372
Net foreign currency exchange losses				(1,798)
Other loss				(356)
Corporate expenses				(3,401)
Interest expense				(2,173)

Income before income tax expense				$83,035

GAAP underwriting ratios
Loss and loss adjustment expense	46.8%	64.1%	60.4%	57.8%
Acquisition expense	17.2%	24.5%	26.6%	22.7%
Other underwriting expense	6.0%	4.0%	1.6%	4.0%

Combined	70.0%	92.6%	88.6%	84.5%

Three Months Ended March 31, 2004
Segment underwriting results
Net premiums written	$171,294	223,965	84,847	$480,106
Net premiums earned	118,065	136,222	66,755	321,042

Losses and loss adjustment expenses	48,578	94,784	18,607	161,969
Acquisition expenses	21,752	34,836	32,333	88,921
Other underwriting expenses	8,150	5,057	2,597	15,804

Total underwriting expenses	78,480	134,677	53,537	266,694

Segment underwriting income	$39,585	1,545	13,218	54,348

Net investment income				17,484
Net realized capital gains				452
Net foreign currency exchange gains				866
Other income				511
Corporate expenses				(2,970)
Interest expense				(2,306)

Income before income tax expense				$68,385

GAAP underwriting ratios
Loss and loss adjustment expense	41.1%	69.6%	27.9%	50.5%
Acquisition expense	18.4%	25.6%	48.4%	27.7%
Other underwriting expense	6.9%	3.7%	3.9%	4.9%

Combined	66.4%	98.9%	80.2%	83.1%

The GAAP underwriting ratios are calculated by dividing each item above by net premiums earned.